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                                                                     EXHIBIT 4.6

                              FURR'S/BISHOP'S, INC.
                           DEFERRED COMPENSATION PLAN

     Furr's/Bishop's, Inc. adopts this unfunded deferred compensation plan effective as of December 10, 1999 to provide additional benefits to eligible directors and employees.


SECTION ONE DEFINITIONS

     "Account" means a Participant's Interest Account and CSU Account, individually and collectively, as the context requires, provided that the use of the term Account hereunder shall not be construed as entitling such Participant to an Accrued Benefit based on more than one of his two Accounts at the time of reference and, without limitation, when it is necessary to distinguish among the two types of his Accounts, reference shall be made to the specific type of Account. A Participant's Account shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to the Plan. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

     "Accrued Benefit" means the Value of whichever of a Participant's Interest Account or CSU Account has the greater Value as of the Valuation Date coincident with or next preceding the date of reference.

     "Administrator" means the person(s) designated to administer the Plan pursuant to Plan Section Two.

     "Beneficiary" means any person or entity designated by a Participant in accordance with Plan Section Eleven.

     "Bonus Compensation" means an amount, if any, determined by the Board of Directors of the Employer (in its sole discretion) that is payable in cash to a Participant who is an Employee on the last day of the Plan Year for which the amount is paid, in addition to his salary for the Plan Year and from which Pre-Tax Contributions will be deducted under the terms of this Plan. With respect to any Participant, only amounts which are paid to him for a period while he is a Participant are Bonus Compensation.

     "Change in Control" shall be deemed to occur on such date as any one person (or group of persons which are acting in concert) shall own (directly or indirectly) or control (directly or indirectly) 51% or more of the issued and outstanding Stock of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Share Units" or "CSU" means the hypothetical Shares credited to a Participant's CSU Account.

     "Company" means Furr's/Bishop's, Inc., a Delaware corporation.

     "Compensation". With respect to a Participant who is a Director, "Compensation" means the amounts which would (but for the Pre-Tax Contributions under this Plan) be paid to the Participant by the Company in connection with the performance of services as a member of the Board of Directors of the Employer with respect to the Payroll Period of reference





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(such payment customarily being made on the last Tuesday of such Payroll
Period), and from which the Pre-Tax Contributions will be deducted under the terms of this Plan. With respect to a Participant who is an Employee, "Compensation" means the amounts which would (but for the Pre-Tax Contributions under this Plan) be paid to the Participant by the Employer with respect to the Payroll Period of reference (such payment customarily being made on the last Tuesday in such Payroll Period), and from which the Pre-Tax Contributions will be deducted under the terms of this Plan.

     With respect to any Participant, whether he is a Director or an Employee, only amounts which are paid to him for a period while he is a Participant are Compensation.

     "Considered Compensation". With respect to a Participant who is a Director, "Considered Compensation" means the quotient of (x) divided by (y), where (x) is a Participant's annualized fees earned by the Participant for the performance of services as a member of the Board of Directors of the Employer (including without limitation, any fees for board membership, committee membership, annual retainers, meeting fees and without taking into account any actual or potential reductions in such fees for any purpose, and including without limitation, any Pre-Tax Contributions hereunder) on the first day of the Plan Year of reference, and (y) is 4. With respect to a Participant who is an Employee, "Considered Compensation" means the quotient of (x) divided by (y), where (x) is a Participant's annualized basic rate of salary (i.e. without limitation, excluding all special payments including bonuses and without taking into account any actual or potential reductions in such salary for any purpose, including without limitation, any Pre-Tax Contributions hereunder) on the first day of the Plan Year of reference, and (y) is 26.

     With respect to any Participant, whether he is a Director or an Employee, only amounts which are paid to him for a period while he is a Participant are Considered Compensation.

     "CSU Account" means the Account, established in the name of each Participant on the Employer's books, which is credited with the Shares attributable to such Participant's Pre-Tax Contributions, and reinvested dividends, and debited with distributions, as provided in this Plan.

     "Declaration of Hardship" means the written request, and sworn declaration, filed by a Participant with the Administrator setting forth the basis for such Participant's receipt of a Hardship Distribution.

     "Deemed Dividends" means, with respect to each Participant's CSU Account, the product of (x) multiplied by (y), where (x) is each cash dividend declared with respect to a Share, and (y) is the number of CSUs in such Participants CSU Account as of the Valuation Date occurring during the Payroll Period in which the dividend is declared.

     "Designated Subsidiary" means a Subsidiary that has been designated by the Governing Authority from time to time in its sole discretion as eligible to adopt this Plan for the benefit of its Eligible Employees.

     "Director" means a member of the Board of Directors of the Company or of a Designated Subsidiary, as determined under the books and records of the Company, who is not an Employee.

     "Earnings" means, and shall be credited to each Interest Account on each Valuation Date occurring during the Plan Year of reference, an amount equal to the product of (a) the Value of a Participant's Interest Account as of the


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 immediately preceding Valuation Date, and (b) the quotient of (x) divided by
(y), where (x) is the greatest of the 1-year London Interbank Offered Rate ("LIBOR") as reported in the Wall Street Journal as of the first business day of the Plan Year during which occurs such Valuation Date ("First Business Day") plus a spread equal to the Company's LIBOR based borrowing spread in effect as of the First Business Day less 1/2%, the Company's incremental borrowing rate as of the First Business Day less 1/2%, or the Prime Rate as published in the Wall Street Journal as of the First Business Day less 1/2%, and (y) is 4 in the case of a Participant who is a Director, or 26 in the case of a Participant who is an Employee.

     "Effective Date" means December 10, 1999.

     "Eligible Director" means a Director who is designated, in writing, by the Administrator (in its sole discretion) as an Eligible Director.

     "Eligible Employee" means an Employee who is a member of management of the Employer, a highly compensated employee of the Employer, or an officer of the Employer, and, is designated, in writing, by the Administrator (in its sole discretion) as an Eligible Employee.

     "Employee" means an employee of the Company or of a Designated Subsidiary as determined under the books and records of the Company.

     "Employer" means, collectively, the Company and each Designated
Subsidiary.

     "Enrollment Form" means a written agreement between the Company and the Participant in which the Participant agrees to a reduction of his Compensation and/or Bonus Compensation, with such amounts to be credited to his Interest and CSU Accounts. The Enrollment Form shall be in a form acceptable to the Administrator and, except as provided in Plan Section Four, shall be entered into at least 60 days prior to the Entry Date to which it applies, and shall thereafter remain in effect until changed in the manner provided under this Plan.

     "Entry Date" means December 27, 1999 and the first day of each succeeding Quarter.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fair Market Value" of a Share on the Valuation Date of reference shall be the closing price of Stock on such date, which shall be (a) if the Stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of Stock on such exchange as reported in any newspaper of general circulation, (b) if the Stock is quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing bid and asked quotations for such day of the Stock on such system, or (c) if neither clause (a) nor (b) is applicable, a value determined by any fair and reasonable means prescribed by the Governing Authority.

     "Governing Authority" means the Board of Directors of the Company.

     "Hardship" means an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant, if early withdrawal of the Participant's Accrued Benefit were not permitted.


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     "Hardship Withdrawal" shall mean the withdrawal made by reason of a
Hardship in accordance with the provisions of Plan Section Ten.

     "Installment Election" means the irrevocable election of a Participant that is timely filed with the Administrator not later than 90 days before Separation, to receive the payment of his Accrued Benefit in equal quarterly, semiannual, or annual installments (as further described in Plan Section Seven) as of the corresponding Valuation Date(s), over the period, not to exceed 10 years, selected by the Participant.

     "Interest Account" means the Account established in the name of each Participant on the Employer's books, which is credited with Pre-Tax Contributions and Earnings, and debited with distributions, all as provided in this Plan.

     "Participant" means an Eligible Director or an Eligible Employee who becomes a Participant as provided in Plan Section Three. A person shall remain a Participant until he no longer has an Accrued Benefit.

     "Payroll Period". With respect to a Participant who is a Director, "Payroll Period" means each Quarter for which a Participant is paid Compensation. With respect to a Participant who is an Employee, "Payroll Period" means each of the 26 two-week periods during a Plan Year for which a Participant is paid Compensation.

     "Plan" means this Furr's/Bishop's, Inc. Deferred Compensation Plan, as amended from time to time.

     "Plan Year" means the period beginning December 10, 1999 and ending December 31, 1999 and each succeeding 12-month period beginning each January 1 and ending on the following December 31.

     "Pre-Tax Contribution" means any reduction in a Participant's Compensation or Bonus Compensation which is credited to his Account under this Plan.

     "Quarter" means each of the quarters occurring during a Plan Year.

     "Separation". With respect to an Eligible Director, "Separation" means a person's ceasing to be an Eligible Director by reason of the Eligible Director's ceasing to be a member of the Employer's Board of Directors for any reason (including death or disability). With respect to an Eligible Employee, "Separation" means a person's ceasing to be an Eligible Employee by reason of termination of employment with the Employer for any reason (including death or disability).

     "Share" means a share of Stock.

     "Stock" means the common voting stock, $0.01 par value per share, of the Company.

     "Subsidiary" means any corporation which is a member of the controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with the Company.

     "Value" means the value of an Account, determined as provided in this Plan, as reflected on the properly kept books of the Company.



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     "Valuation Date" means the first Tuesday of each Payroll Period.

SECTION TWO ADMINISTRATION

     (a) Employer Duties. The Employer shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the Administrator to perform its duties and functions under the Plan.

     (b) Governing Authority Duties. The Governing Authority shall, upon request by the Administrator or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the Administrator to perform its duties and functions under the Plan.

     (c) Appointment of Administrator. The Governing Authority may appoint in writing one or more persons to serve as Administrator.

     Any Administrator appointed under this Plan shall be an Employee and shall serve without compensation; and such person shall automatically cease to be an Administrator upon his termination of employment by the Employer. An Administrator may resign at any time by giving 30 days' prior written notice to the Governing Authority. The Governing Authority may remove an Administrator at any time by written notice, and may appoint a successor Administrator.

     If at any time there shall be 2 or more persons acting as Administrator, such persons shall conduct the business of the Administrator by meetings, held from time to time at their discretion, and the actions of the Administrator shall be determined by majority vote, which may be made by telephone, wire, cable or letter, and the Administrator may designate, in writing, 1 or more of its members who shall have authority to sign or certify that any action taken by the Administrator represents the will of, and is binding on, the Administrator.

     In the event the Administrator has not been effectively appointed under this Section Two at the time of reference, the Company shall act as the Administrator.

     (d) Duties of Administrator. The Administrator shall be responsible for establishing and carrying out the objectives of the Plan, in accordance with its terms, for the exclusive benefit of its Participants.

     (e) Powers of Administrator. The Administrator shall have sole and exclusive authority, discretion and responsibility for administering, construing and interpreting the Plan. The Administrator shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan, including, but not by way of limitation, the power to interpret or construe the Plan, to make rules and regulations for the administration of the Plan, to determine all questions of eligibility, status and other rights of Participants, Beneficiaries and other persons, to determine the amount, manner and time of the payment of any benefits under this Plan, and to resolve any dispute which may arise under this Plan involving Participants or Beneficiaries. The Administrator may engage agents to assist it and may engage legal counsel, who may be counsel for the Employer. The Administrator shall not be responsible for any action taken or not taken on the advice of such counsel.


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     Any action on matters within the discretion of the Administrator shall be final and conclusive as to all persons affected. The Administrator shall at all times endeavor to exercise its discretion in a nondiscriminatory manner.

     No member of the Administrator shall vote or act upon any matter involving his own rights, benefits or other participation under this Plan, and in such case, the remaining member or members of the Administrator shall appoint a member pro-tem to act in the place of the interested member, provided, however, that if all members of the Administrator shall be disqualified under this paragraph with regard to one or more matters, the Chief Financial Officer of the Company shall appoint a qualifying person(s) to be the Administrator with regard to such matters.

     (f) Benefit Claims. All claims for benefits shall be filed in writing with the Administrator by the claimant or by his authorized representative.

            (1) If a claim is denied, notice of denial shall be furnished by the Administrator to the claimant within 90 days after the receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Any such extension shall not exceed 90 days.

            The Administrator shall provide adequate notice in writing to any claimant whose claim is denied. The notice shall set forth the specific reasons for such denial, specific reference to pertinent Plan provisions upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, and an explanation of why such material or information is necessary. The notice shall be written in a manner calculated to be understood by the claimant.

            (2) A claimant may appeal to the Administrator any adverse determination of his claim in writing within 75 days after his receipt of the Administrator's notice of denial of benefits. The Administrator's notice of claim denial shall contain a statement that the failure to appeal the denial to the Administrator in writing within the 75-day period shall render the Administrator's determination final, binding and conclusive. The notice of claim denial shall also include appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

           If the claimant requests a review of his claim denial, he may review pertinent Plan documents and he may submit issues and comments in writing.

            (3) The Administrator shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. A decision on review shall be provided in writing to the claimant no later than 60 days following the Administrator's receipt of the request. The decision on review shall be written in a manner calculated to be understood by the claimant. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed 60 days.


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     (g) Bond and Expenses of Administrator. The Administrator shall serve without bond unless state or federal statutes require otherwise, in which event the Employer shall pay the premium. The expenses of the Administrator shall be paid by the Employer. Such expenses shall include all expenses incident to the functioning of the Administrator, including, but not by way of limitation, fees of accountants, counsel and other specialists and other costs of administering the Plan.

     (h) Administrator Records and Reports. The Administrator shall maintain adequate records of all of its proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Administrator shall make available to each Participant upon his request such of the Plan's records as pertain to him for examination at reasonable times during normal business hours.

     (i) Reliance on Tables. In administering the Plan, the Administrator shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator.

SECTION THREE PARTICIPANTS

     (a) Eligibility. Only a Director or an Employee designated in writing, respectively, as an Eligible Director or as an Eligible Employee on a list maintained by the Administrator (and communicated in writing to the Director or Employee in question) can become a Participant in this Plan.

     (b) Participation. An Eligible Director or an Eligible Employee shall become a Participant under this Plan by completing an Enrollment Form and filing it with the Administrator.

     (c) Agreement to Be Bound. By becoming a Participant, each Eligible Director and each Eligible Employee shall for all purposes be deemed conclusively to have assented to the provisions of this Plan and to all amendments to this Plan.

SECTION FOUR CONTRIBUTIONS

     (a) Election. An Eligible Director, an Eligible Employee, or Participant may elect to make Pre-Tax Contributions under this Plan by filing an Enrollment Form with the Administrator at least 60 days (or at any time prior to the Entry Date if elected and installed as a Director or employed as an Employee less than 45 days prior to the Entry Date of reference) prior to the Entry Date after which such Pre-Tax Contributions will be deducted from his Compensation and/or Bonus Compensation, and such election will remain in full effect until a new Enrollment Form is properly filed with the Administrator. Notwithstanding any Plan provision to the contrary, an Eligible Director or Employee can file an Enrollment Form with the Administrator within the 30 days prior to the December 27, 1999 Entry Date. Only the last Enrollment Form delivered to the Administrator on or before the required delivery date will be considered the Enrollment Form of the Participant with respect such Entry Date for purposes of the preceding sentence.




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     (b) Amount of Pre-Tax Contribution Elected. The Enrollment Form shall allow a Participant who is an Eligible Director to elect to reduce prospectively his Compensation (and make a Pre-Tax Contribution) by an amount equal to the product of (x) multiplied by (y), where (x) is any whole percentage which does not exceed 100%, and (y) is the Participant's Considered Compensation. The
Enrollment Form shall allow a Participant who is an Eligible Employee to elect to reduce prospectively his Compensation (and make a Pre-Tax Contribution) by an amount equal to the product of (x) multiplied by (y), where (x) is any whole percentage which does not exceed 40%, and (y) is the Participant's Considered Compensation. Additionally, the Enrollment Form shall allow a Participant who is an Eligible Employee to elect to reduce prospectively his Bonus Compensation
(and make a Pre-Tax Contribution) by an amount equal to the product of (x) multiplied by (y), where (x) is any whole percentage which does not exceed 100%, and (y) is the Participant's Bonus Compensation.

     Notwithstanding any Plan provision to the contrary, any Enrollment Form filed by an Eligible Director or an Eligible Employee with the Administrator within the 30 days prior to the December 27, 1999 Entry Date shall apply only to Compensation paid for services performed in Plan Years beginning after December 31, 1999; provided, however, that an Enrollment Form filed by an Eligible Employee with the Administrator within the 30 days prior to December 27, 1999 may apply to Bonus Compensation paid with respect to the Plan Year ended December 31, 1999.

     (c) Furnishing of Enrollment Forms. The Administrator automatically shall provide an Enrollment Form to each Director and Employee within a reasonable time after becoming an Eligible Director or an Eligible Employee, as the case may be, and also shall provide an Enrollment Form to each Participant within a reasonable time after receiving a request for such Enrollment Form.

SECTION FIVE ACCOUNTS

     The Employer shall maintain an Interest Account and a CSU Account in the name of each Participant, and to which shall be debited and credited the following amounts and CSUs:

     (a) Pre-Tax Contributions Credits to Interest Account. The Administrator shall credit each Participant's Interest Account as of each Valuation Date with a dollar amount equal to the Participant's Pre-Tax Contributions for the immediately preceding Payroll Period.

     (b) CSU Credits to CSU Account. The Administrator shall credit each Participant's CSU Account as of each Valuation Date with that number of CSUs which are equal to the quotient of (x) divided by (y), where (x) is the amount of the Participant's Pre-Tax Contributions with respect to, and any Deemed Dividends credited during, the immediately preceding Payroll Period and (y) is the Fair Market Value of a Share on such Valuation Date.

     (c) Earnings Credited to Interest Account. The Administrator shall credit each Participant's Interest Account as of each Valuation Date with its Earnings.

     (d) Quarterly Statements. Within 30 days after the end of each Quarter, the Administrator shall furnish each Participant with a statement showing the Value of his Account as of the last Valuation Date occurring during such Quarter.

SECTION SIX VESTING

A Participant shall always be 100% vested in his Accrued Benefit.






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SECTION SEVEN PAYMENT

     (a) Immediate Lump Sum Payment. Except as provided under (b) of this Section Seven, the Participant's Accrued Benefit shall be paid in a single lump sum payment to the Participant by the Employer within a reasonable time (not to exceed 30 days) after the first Valuation Date immediately following his Separation, and such distribution shall be in Shares or in cash determined as follows:

            (1) CSU Account Has Greater Value. In the event the Participant's CSU Account has a greater Value than his Interest Account on the Valuation Date of reference, then the distribution shall consist of the number of Shares equal to the number of CSUs credited to his CSU Account on such Valuation Date.

            (2) Interest Account Has Greater Value. In the event the Participant's Interest Account has a greater Value than his CSU Account on the Valuation Date of reference, then the distribution shall be in cash in an amount equal to the Value of his Interest Account on such Valuation Date.

     (b) Installment Payments. Where a Participant has filed a timely Installment Election at any time prior to the 90th day before his Separation designating the date(s) of distribution, such distribution(s) shall be made in the manner selected by the Participant, in Shares or in cash, determined as follows:

            (1) Date of Actual Distribution(s). The distribution(s) shall be made by the Employer as soon as reasonably possible following the Valuation Date as of which the distribution is required to be made.

            (2) Amount of Installment Payment(s). The amount which the Participant shall receive on each of the payment dates described in (b)(1) shall be equal to the greater of the following determined as of the Valuation Date immediately preceding the subject installment payment:


             a) CSU Account Has Greater Value. In the event the Participant's CSU Account has a greater Adjusted Value than his Interest Account on the Valuation Date of reference, then the distribution shall consist of the product of (x) multiplied by (y), where (x) is the number of CSUs credited to his CSU Account on such Valuation Date, and (y) is the Distribution Factor for the distribution of reference.

             b) Interest Account Has Greater Value. In the event the Participant's Interest Account has a greater Adjusted Value than his CSU Account on the Valuation Date of reference, then the distribution shall be in cash in an amount equal to the product of (x) multiplied by (y), where
     (x) is the Adjusted Value of his Interest Account, and (y) is the Distribution Factor for the distribution of reference.

            "Adjusted Value" relates to the calculation of the Value of each Account on each date of distribution under (b)(1) above, and shall be calculated in the manner otherwise provided in this Plan except, as of the date of each distribution, such Accounts shall be reduced:





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                 (i) in the case of the CSU Account, by the number of CSUs (i.e.
            Shares) equal to the product of (x) multiplied by (y), where (x) is the CSUs credited to such CSU Account on such Valuation Date and (y) is the Distribution Factor for such date of distribution; and

                (ii) in the case of the Interest Account, by an amount equal to the product of (x) multiplied by (y), where (x) is the Value of the Interest Account on such Valuation Date and (y) is the Distribution Factor for such date of distribution.

            "Distribution Factor" shall mean a fraction whose numerator is 1, and whose denominator is the number of payments elected by the Participant on his Installment Election form, less the number of payments which have previously been made to Participant. Notwithstanding any other provision in this Plan, in the event of the death of the Participant prior to the completion of all installment payments, an immediate lump sum distribution of the Adjusted Value of his Account shall be made as if such date of death was the date of his Separation.

SECTION EIGHT    SOURCE OF PAYMENT

     In the event a Participant's Accrued Benefit (including, without limitation, a Hardship Withdrawal) shall be paid in the form of Shares, such payment will be made using Shares from the Company's authorized but unissued, or Treasury Shares; provided, without limitation, that no special or separate fund or segregation of Shares shall be made to assure such payments in such a way as to make this Plan a "funded" plan for purposes of ERISA or the Code; provided, however, that the Employer may, in its sole discretion, establish a bookkeeping reserve to meet its obligations under the Plan.

     Nothing contained in the Plan shall create or be construed to create a trust of any kind, and nothing contained in the Plan nor any action taken pursuant to the provisions of the Plan shall create or be construed to create a fiduciary relationship between the Employer and a Participant, Beneficiary, employee or other person. To the extent that any person acquires a right to receive payments from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     For purposes of the Code, the Employer intends this Plan to be an unfunded, unsecured promise on the part of the Employer to pay in the future. For purposes of ERISA, the Employer intends the Plan to be an unfunded plan primarily for the benefit of a select group of management or highly compensated employees of the Employer for the purpose of qualifying the Plan for the "top hat" plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

SECTION NINE    PROVISIONS RELATING TO THE CSUs CREDITED TO THE CSU ACCOUNT.

     (a) Adjustments Upon Changes in Capitalization. If a stock dividend, stock split, spinoff, recapitalization, merger, consolidation, exchange of shares or the like, occurs during any Payroll Period, as a result of which shares of any class shall be issued in respect to Shares, or such Shares shall be changed into a different number of the same or another class or classes, the number of CSUs credited to the CSU Accounts of Participants and the calculation of the Fair Market Value of such CSUs shall be appropriately adjusted by the Administrator in a manner that in its sole discretion will make the CSUs have a Fair Market Value after such event which is equal to the Fair Market Value of the Shares immediately prior to such event.



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     (b) Conditions upon Issuance of Shares. Shares shall not be issued unless such issuance and delivery shall comply with all applicable provisions of law, domestic or foreign, and the requirements of any stock exchange upon which the Shares may then be listed, including, in each case the rules and regulations promulgated thereunder, and shall be further subject to the approval of counsel for the Company with respect to such compliance, which may include a representation and warranty from the Participant that the Shares are being acquired only for investment for his own account and without any present intention to publicly sell or distribute such Shares without an exemption from or compliance with applicable securities laws.

     (c) Voting and Registration. A Participant will have no beneficial or record interest or voting right in or other privileges relating to Shares as a result of the crediting of CSUs to his CSU Account, and will obtain such rights and privileges only upon the issuance of a certificate representing the equivalent Shares.

     (d) Execution of Receipts and Releases. Any payment or any issuance or transfer of Shares to any person shall be in full satisfaction of all claims hereunder against the Plan, and the Administrator may require such person, as a condition precedent to receiving delivery of Shares, to execute a receipt and release therefor in such form as it shall determine.

SECTION TEN    HARDSHIP WITHDRAWALS

     (a) Amount of Hardship Withdrawal. A Participant who has a Hardship, as established by the filing of a written Declaration of Hardship with the Administrator, may make a Hardship Withdrawal of his Accrued Benefit in an amount of no more than the amount necessary to meet the Hardship.

     (b) Penalty Limitation on Pre-Tax Contributions. In the event of a Hardship Withdrawal, the withdrawing Participant's Pre-Tax Contributions automatically will be discontinued effective with the Payroll Period immediately following the filing of the Declaration of Hardship, and such Participant shall not be entitled to recommence Pre-Tax Contributions until the first Entry Date following the first Quarter after the filing of the Declaration of Hardship.

SECTION ELEVEN     DESIGNATION OF BENEFICIARIES

     (a) Designation by Participant. A Participant's written designation of one or more persons or entities as his Beneficiary shall operate to designate the Participant's Beneficiary under this Plan. The Participant shall file with the Administrator a copy of his Beneficiary designation under the Plan on a form supplied to the Participant by the Administrator. The last such proper designation received by the Administrator shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Administrator prior to the Participant's death.

     (b) Lack of Designation. If no Beneficiary designation is in effect at the time of a Participant's death, if no designated Beneficiary survives the Participant, or if the otherwise applicable Beneficiary designation conflicts with applicable law, the Participant's estate shall be the Beneficiary. The Administrator may direct the Employer to retain any unpaid Accrued Benefit, without liability for any interest, until all rights to the unpaid Accrued Benefit are determined. Alternatively, the Administrator may direct the Employer to pay such Accrued Benefit into any


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

court of appropriate jurisdiction. Any such payment shall completely discharge the Employer of any liability under the Plan.

SECTION TWELVE      AMENDMENT, TERMINATION AND CHANGE IN CONTROL

     (a) Amendment or Termination. The Plan may without cause and without prior notice be amended, suspended or terminated, in whole or in part, by the Governing Authority, but no such action shall retroactively impair the rights of any person to payment of his Accrued Benefit as determined immediately prior to the later of the date of adoption, or the effective date, of such amendment, suspension, or termination; provided, further, that the Plan may be amended by the Governing Authority with respect to any matters which it reasonably concludes involve primarily clarification of one or more provisions of the Plan, or relate primarily to Plan administration.

     (b) Termination, Suspension or Change in Control. Without limiting the generality of any other provision of this Plan, if (1) the Plan is suspended for more than 6 months, (2) benefits under the Plan are substantially reduced prospectively, or the Plan is terminated, or (3) the Company experiences a Change in Control, each Participant shall have the right, for a period commencing on the occurrence of any actions or occurrences described in (1) through (3), and ending on the determined day following written receipt of notice of the actions or occurrences described in (1) through (3), to elect, in a writing filed with the Administrator, to have the full amount of his Accrued Benefit distributed to him in the same manner as it would be distributed had he incurred a Separation on the date he files such election with the Administrator.

SECTION THIRTEEN    GENERAL PROVISIONS

     (a) No Assignment. The right of any Participant or other person to the payment of the Participant's Accrued Benefit shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Plan Section Eleven with respect to designations of Beneficiaries. If any person shall attempt to assign, transfer, pledge or encumber any portion of his Accrued Benefit, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities or would otherwise devolve upon anyone else and not be enjoyed by him or his Beneficiary, the Administrator may, in its sole discretion, terminate such person's interest in any such payment and direct that the same be held and applied to or for the benefit of such person, his spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the Administrator may deem proper.

     (b) Incapacity. If the Administrator shall find that any person is unable to care for his financial affairs because of illness or accident or is a minor, any payment due (unless a prior claim for such payment shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to his spouse, a child, a parent, or a brother or sister, or any other person deemed by the Administrator, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under the Plan as to the amount paid.

     (c) Information Required. Each Participant shall file with the Administrator such pertinent information concerning himself and his


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

Beneficiary as the Administrator may specify, and no Participant or Beneficiary or other person shall have any rights or be entitled to any benefits under the Plan unless such information has been filed by, or with respect to, him.

     (d) Election by Participant. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Administrator, shall be mailed by first-class mail or delivered to such location as shall be specified by the Administrator, and shall be deemed to have been given and delivered only upon actual receipt by the Administrator at such location.

     (e) Notices by Administrator. All notices, statements, reports and other communications from the Administrator to any Director, Employee, Eligible Director, Eligible Employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed first-class mail, postage prepaid and addressed to, such Director, Employee, Eligible Director, Eligible Employee, Participant, Beneficiary or other person at his address last appearing on the records of the Employer. A Participant and any Beneficiary must file with the Employer from time to time in writing his mailing address and any change of that address.

     (f) No Rights To Continued Employment Or Directorship. Neither the Plan nor any action taken under the Plan shall confer upon any person any right with respect to continuance of employment by the Company or by any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate such employment at any time, with or without cause. Neither the Plan nor any action taken under the Plan shall confer upon any person any right with respect to continuance of a directorship of the Company or of any Subsidiary, nor shall it interfere in any way with the right of the shareholders to remove him at any time, with or without cause.

     (g) Withholding of Taxes. The Employer shall deduct from the Participant's nondeferred Compensation any amount required to be paid by the Participant, as of the effective date of reducing his Compensation or Bonus Compensation under this Plan, as a federal, state or local tax; and from the Shares or cash distributed under this Plan a number of Shares or cash having a Fair Market Value (as determined under this Plan) on such distribution date equal to any amounts required to be paid or withheld by the Employer or Administrator with respect to federal, state or local taxes which has not been reimbursed to the Employer or Administrator in cash by the Participant on or before the date of distribution. By his participation in the Plan, each Participant agrees to all such deductions.

     (h) Waivers. Any waiver of any right granted pursuant to this Plan shall not be valid unless the same is in writing and signed by the party waiving such right. Any such waiver shall not be deemed to be a waiver of any other rights.

     (i) Benefit. This Plan and the rights and obligations under this Plan shall be binding upon all parties and inure to the benefit of only the Participants, Beneficiaries and their respective legal representatives.

     (j) Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

     (k) Records. Records of the Company as to any matters relating to this Plan will be conclusive on all persons.

     (l) No Rights Implied. All deductions from Compensation or Bonus Compensation received or held by the Employer as a result of participation in the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such deductions. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Account, or the issuance of any Shares under the Plan, shall give any Director or Employee any legal or equitable right against any Employer or any officer, director, shareholder or employee of any Employer, except as expressly provided by the Plan.

     (m) Information. The Company shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Governing Authority and/or Administrator to perform its duties and functions under the Plan. The Company's records as to the current information the Company furnishes to the Governing Authority and/or Administrator shall be conclusive as to all persons.

     (n) No Liability for Good Faith Determinations. Neither the members of the Governing Authority nor the Administrator (nor their respective delegates) shall be liable for any act, omission, or determination taken or made with respect to the Plan which is not judicially determined to be due to willful misconduct, and members of the Governing Authority and the Administrator (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment except a judgment based on a finding of willful misconduct) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

     (o) Severability. In case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan shall not in any way be affected or impaired.

     (p) Captions and Gender. The captions preceding the Sections and subsections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of this Plan. Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural.

     (q) Choice of Law. Except to the extent preempted by ERISA, the Plan and all rights under this Plan shall be governed by and construed IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS without reference to the conflict of laws principles.

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Furr's/Bishop's, Inc. Deferred Compensation Plan, Furr's/Bishop's, Inc. has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized as of this 8th day of December 1999.

ATTEST: Sue Baker                             FURR'S/BISHOP'S, INC.

                                              By: /s/ PHILLIP RATNER
By its Assistant Secretary                    Name: Phillip Ratner
                                              Title: Chief Executive Officer

(CORPORATE SEAL)


STATE OF TEXAS    )
                  ) ss.
COUNTY OF COLLIN  )

     BEFORE ME, the undersigned notary public, on this 8th day of December, 1999, personally appeared Phillip Ratner, known to me to be the identical person who subscribed the name Phillip Ratner to the foregoing plan as its Chief Executive Officer, and acknowledged to me that he executed the same as his free and voluntary act and deed as the free and voluntary act and deed of such organization for the uses and purposes therein set forth.

GIVEN under my hand and seal of office the day and year last above written.


                                              Notary Public, State of Texas

Commission Expires: 1-5-03                    Name Printed: Charlotte M. Sims












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